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                                                                Exhibit 99.A(13)

                                   ICON FUNDS
                   AMENDMENT NO. 12 TO MASTER TRUST AGREEMENT

AMENDMENT No.12 to the Master Trust Agreement of ICON Funds dated March 23, 2006 at Greenwood Village, Colorado.

                                   WITNESSETH:

WHEREAS, Section 7.3 of the ICON Master Trust Agreement dated September 19, 1996, as amended (the "Agreement") of ICON Funds (the "Trust"), provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

WHEREAS, a majority of the Trustees of the Trust desire to amend Section 4.2 of the Master Agreement to rename the existing series of ICON Europe Fund and ICON Asia-Pacific Region Fund to ICON Europe Fund - Class S and ICON Asia-Pacific Region Fund - Class S, respectively;

WHEREAS, a majority of the Trustees of the Trust desire to amend Section 4.2 of the Master Agreement to add an additional class of shares to each of the following ICON Funds: ICON International Equity Fund, ICON Core Equity Fund, ICON Covered Call Fund, ICON Equity Income Fund, ICON Long/Short Fund, ICON Asia-Pacific Region Fund and ICON Europe Fund.

WHEREAS, a majority of the Trustees of the Trust duly adopted the amendment to this Agreement on March 23, 2006 and authorized the same to be filed with the Secretary of the State of the Commonwealth of Massachusetts;

NOW, THEREFORE, the undersigned Trustees pursuant to the authorization described above, hereby amend Section 4.2 of the Master Trust Agreement, as heretofore in effect, to read as follows:

Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the Trustees' authority to establish further sub-trusts pursuant to Section 4.1, the Trustees hereby establish the following sub-trusts:

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FUNDS/CLASSES WITH NO DISTRIBUTION PLAN

ICON Asia Pacific Region Fund- Class S
ICON Bond Fund-Class Z
ICON Consumer Discretionary Fund
ICON Core Equity Fund-Class Z
ICON Covered Call Fund-Class Z
ICON Energy Fund
ICON Equity Income Fund-Class Z
ICON Europe Fund - Class S
ICON Financial Fund
ICON Healthcare Fund
ICON Information Technology Fund
ICON Industrials Fund
ICON International Equity Fund-Class Z and Class S
ICON Leisure and Consumer Staples Fund
ICON Long/Short Fund-Class Z
ICON Materials Fund
ICON Telecommunication & Utilities Fund

FUNDS/CLASSES WITH DISTRIBUTION PLAN
(CLASS C, CLASS I AND CLASS A)

ICON Bond Fund-Class C and I only
ICON Core Equity Fund
ICON Covered Call Fund
ICON Equity Income Fund
ICON Long/Short Fund
ICON International Equity Fund
ICON Asia-Pacific Region Fund - Class A only
ICON Europe Fund - Class A only

IN WITNESS WHEREOF, my hand this 23rd day of March, 2006


/s/DONALD SALCITO
-----------------
Donald Salcito, Vice President and
Secretary